Exhibit 1.1

June 16, 2016

Huntingdon Valley Bank

3501 Masons Mill Road, Suite 401

Huntingdon Valley, PA 19006

Attention:	Mr. Travis J. Thompson President and Chief Executive Officer

Ladies and Gentlemen:

We understand that the Board of Directors of Huntingdon Valley Bank (the “Bank”) is considering the adoption of a Plan of Conversion (the “Plan”) pursuant to which the Bank will be converted into stock form and shares of the common stock (the “Shares”) of a newly organized stock holding company (the “Holding Company”) for the Bank will be offered and sold in a public offering. The Holding Company and the Bank are sometimes collectively referred to herein as the “Company.” Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to assist the Company with the Offering and this letter is to confirm the terms and conditions of our engagement.

Under the terms of the Plan and applicable regulations, the Shares will be offered first to eligible depositors of the Bank and the Company’s tax-qualified employee stock benefit plans in a subscription offering (the “Subscription Offering”). Subject to the prior rights of subscribers in the subscription offering, the Shares will be offered in a community offering, with a preference given in the community offering to residents of the communities served by the Bank (the “Community Offering,” and together with the Subscription Offering, the “Subscription and Community Offering”). Shares not subscribed for in the Subscription and Community Offering may be offered to the general public by Sandler O’Neill on a best efforts basis (the “Syndicated Offering,” and together with the Subscription and Community Offering, the “Offering”).

OFFERING SERVICES

Sandler O’Neill will work with the Company and its management, counsel, accountants and other advisors on the Offering and anticipate that our services will include the following, each as may be necessary and as the Company may reasonably request:

1. Consulting as to the financial and securities market implications of the Plan;

2. Reviewing with the Board the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of the Holding Company’s common stock;

Board of Directors

Huntingdon Valley Bank

June 16, 2016

3. Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4. Assisting in the design and implementation of a marketing strategy for the Offering;

5. Assisting management in scheduling and preparing for meetings with potential investors in connection with the Offering; and

6. Providing such other general advice and assistance as may be requested to promote the successful completion of the Offering.

Sandler O’Neill will act as exclusive marketing agent for the Company in the Subscription and Community Offering and will serve as sole manager of any Syndicated Offering. Sandler O’Neill may also seek to form a syndicate of registered dealers to assist in the Syndicated Offering (all such registered dealers participating in the Syndicated Offering, including Sandler O’Neill, the “Syndicate Member Firms”). Sandler O’Neill will consult with the Company in selecting any Syndicate Member Firms and the extent of their participation in the Offering. Pursuant to the terms of the Plan, Sandler O’Neill will endeavor to distribute the Shares among dealers in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain Syndicate Member Firms. It is understood that in no event shall any Syndicate Member Firm be obligated to take or purchase any Shares in the Offering.

FEES

For its services in the Subscription Offering, the Company agrees to pay to Sandler O’Neill a fee of 1.50% of the aggregate Actual Purchase Price of all Shares sold in the Subscription Offering, excluding Shares purchased by or on behalf of (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, and (ii) any director, officer or employee of the Company or members of their immediate families (whether directly or through a personal trust).

For its services in the Community Offering, the Company agrees to pay to Sandler O’Neill a fee of 2.50% of the aggregate Actual Purchase Price of all Shares sold in the Community Offering, excluding Shares purchased by or on behalf of any director, officer or employee of the Company or members of their immediate families (whether directly or through a personal trust).

Board of Directors

Huntingdon Valley Bank

June 16, 2016

For its services in the Syndicated Offering, the Company agrees to pay to Sandler O’Neill and any other Syndicate Member Firms an aggregate fee of 5.50% of the aggregate Actual Purchase Price of all Shares sold in the Syndicated Offering.

For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the Shares are sold in the Offering and the term “immediate family” shall mean a spouse and any children living in the same household as the director, officer or employee. All fees payable hereunder shall be due and payable in immediately available funds by wire transfer at the time of the closing of the Offering. If (a) Sandler O’Neill’s engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned “Definitive Agreement,” or (b) the Offering is terminated by the Company, no fees shall be payable by the Company to Sandler O’Neill hereunder.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses; provided, however, such expenses shall not exceed $100,000 in the aggregate without the Company’s prior approval, which expense cap shall be increased to $115,000 if a Syndicated Offering is undertaken. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter. In recognition of the long lead times involved in the stock offering process, the Company agrees to make an advance payment to Sandler O’Neill in the amount of $25,000, payable upon execution of this letter, which shall be credited against any reimbursement of expenses payable hereunder. In the event that the advance payment exceeds the amount due in reimbursement of expenses hereunder, the excess shall be refunded to the Company.

As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Company’s counsel, accountants, transfer agent and other advisors; and (vi) the establishment and operational expenses for the Conversion Center (e.g., postage, telephones, supplies, temporary employees, etc.). In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O’Neill for such fees and expenses whether or not the Offering is consummated.

Board of Directors

Huntingdon Valley Bank

June 16, 2016

DUE DILIGENCE REVIEW

Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information that Sandler O’Neill requests, and will allow Sandler O’Neill the opportunity to discuss with the Company’s management the financial condition, business and operations of the Company. The Company acknowledges that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the Company and its directors, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

Sandler O’Neill and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company will cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Sandler O’Neill’s and any other broker-dealer’s participation therein, and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sandler O’Neill may disclose such information to its agents and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill in breach of the confidentiality provisions contained herein, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, or (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Company.

The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O’Neill in performing its services hereunder have been developed by and are proprietary to Sandler O’Neill and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O’Neill.

Board of Directors

Huntingdon Valley Bank

June 16, 2016

INDEMNIFICATION

The Company agrees to indemnify and hold Sandler O’Neill, its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Offering or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Sandler O’Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill. If the foregoing indemnification is unavailable for any reason, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Sandler O’Neill.

The Company agrees to notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement. The Company will not, without Sandler O’Neill’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an explicit and unconditional release of each Indemnified Party from any liabilities arising out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

Board of Directors

Huntingdon Valley Bank

June 16, 2016

DEFINITIVE AGREEMENT

Sandler O’Neill and the Company agree that (a) except as set forth in clause (b) below, the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offering, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Company and Sandler O’Neill with respect to the Offering shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses,” (2) those set forth under the captions “Confidentiality” and “Indemnification,” and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription and Community Offering. Such Agency Agreement shall be in form and content satisfactory to Sandler O’Neill and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (i) Sandler O’Neill’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O’Neill, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the Offering.

REPRESENTATIONS

The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this agreement, the execution, delivery and performance of this agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this agreement has been duly authorized, executed and delivered by the Company.

MISCELLANEOUS

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

Board of Directors

Huntingdon Valley Bank

June 16, 2016

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours, SANDLER O’NEILL & PARTNERS, L.P.
By:	Sandler O’Neill & Partners Corp., the sole general partner

By:	/s/ Catherine A. Lawton
Catherine A. Lawton An Officer of the Corporation

Accepted and agreed to as of the date first above written: HUNTINGDON VALLEY BANK

By:	/s/ Travis J. Thompson
Travis J. Thompson President and Chief Executive Officer

June 16, 2016

Mr. Travis J. Thompson

President and Chief Executive Officer

Huntingdon Valley Bank

3501 Masons Mill Road, Suite 401

Huntingdon Valley, PA 19006

Dear Mr. Thompson:

We understand that the Board of Directors of Huntingdon Valley Bank (the “Bank”) is considering the adoption of a Plan of Conversion (the “Plan”) pursuant to which the Bank will be converted into stock form and shares of the common stock (the “Common Stock”) of a newly organized stock holding company (the “Holding Company”) for the Bank will be offered and sold to the Bank’s eligible depositors and certain tax-qualified employee benefit plans in a subscription offering and, to the extent shares remain available, to members of the Bank’s community in a community offering and, under certain circumstances, to the general public in a syndicated community offering (collectively, the “Offering”). The Holding Company and the Bank are sometimes collectively referred to herein as the “Company.” Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as records management agent (“Records Agent”) for the Bank in connection with the Offering. This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

In our role as Records Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

I.	Consolidation of Deposit Accounts and Vote Calculation

II.	Design and Preparation of Proxy Forms for Depositor Vote and Stock Order Forms for the Offering

III.	Organization and Supervision of the Conversion Center

IV.	Coordinate Proxy Solicitation and Special Meeting Services

V.	Subscription Services

Each of these services is further described in Appendix A to this agreement.

Huntingdon Valley Bank

June 16, 2016

For its services hereunder, the Company agrees to pay Sandler O’Neill a fee of $10,000. This fee is based upon the requirements of current regulations and the Plan as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan as currently contemplated or a material delay or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur. All fees under this Agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this Agreement, which shall be non-refundable; and (b) the balance upon the mailing of proxy and offering materials to the Bank’s eligible account holders.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, travel, lodging, meals, telephone, postage, listings, forms and other similar expenses, up to a maximum of $30,000. It is understood that all expenses associated with the operation of the Conversion Center will be borne by the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this agreement.

RELIANCE ON INFORMATION PROVIDED

The Company will furnish Sandler O’Neill with such information as Sandler O’Neill reasonably believes appropriate to its assignment (all such information so furnished being the “Records”). The Company recognizes and confirms that Sandler O’Neill (a) will use and rely primarily on the Records without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Records. The Company will also inform Sandler O’Neill within a reasonable period of time of any changes in the Plan that require changes in Sandler O’Neill’s services.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sandler O’Neill may disclose such information to its agents and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill in breach of the confidentiality provisions contained herein, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler

Huntingdon Valley Bank

June 16, 2016

O’Neill by the Company, or (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Company.

LIMITATIONS

Sandler O’Neill, as Records Agent, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person or entity, including the Company, by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O’Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O’Neill has been advised of the likelihood of such loss or damage and regardless of the form of action.

INDEMNIFICATION

The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O’Neill pursuant to, and the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O’Neill’s willful misconduct, bad faith or gross negligence.

Huntingdon Valley Bank

June 16, 2016

REPRESENTATIONS

The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this agreement, the execution, delivery and performance of this agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this agreement has been duly authorized, executed and delivered by the Company.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:	Huntingdon Valley Bank 3501 Masons Mill Road, Suite 401 Huntingdon Valley, PA 19006 Attention: Mr. Travis J. Thompson

If to us:	Sandler O’Neill & Partners, L.P. 1251 Avenue of the Americas New York, New York 10020 Attention: General Counsel

The agreement and appendix hereto constitute the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This agreement is governed by the laws of the State of New York.

Huntingdon Valley Bank

June 16, 2016

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours, SANDLER O’NEILL & PARTNERS, L.P.
By:	Sandler O’Neill & Partners Corp., the sole general partner

By:	/s/ Catherine A. Lawton
Catherine A. Lawton An Officer of the Corporation

Accepted and agreed to as of the date first above written: HUNTINGDON VALLEY BANK

By:	/s/ Travis J. Thompson
Travis J. Thompson President and Chief Executive Officer

APPENDIX A

OUTLINE OF RECORDS AGENT SERVICES

I.	Consolidation of Deposit Accounts and Vote Calculation

1.	Consolidate files in accordance with regulatory guidelines and create central file.

2.	Our EDP format will be provided to your IT representatives.

3.	Vote calculation.

II.	Design and Preparation of Proxy Forms for Depositor Vote and Stock Order Forms for the Offering

1.	Assist in designing proxy cards and stock order forms for voting and ordering stock.

2.	Prepare deposit account holder data for proxy cards and stock order forms.

III.	Organization and Supervision of the Conversion Center

1.	Advising on the physical organization of the Conversion Center, including materials requirements.

2.	Assist in the training of all Bank personnel and temporary employees who will be staffing the Conversion Center.

3.	Establish reporting procedures.

4.	On-site supervision of the Conversion Center during the offering period.

IV.	Coordinate Proxy Solicitation and Special Meeting Services

1.	Act as or support proxy solicitor/tabulator.

2.	Act as or support inspector of election, it being understood that Sandler O’Neill will not act as inspector of election in the case of a contested election.

3.	If required, delete voting record date accounts closed prior to special meeting.

V.	Subscription Services

1.	Produce list of depositors by state (Blue Sky report).

2.	Production of subscription rights and research books.

3.	Stock order form processing.

4.	Acknowledgment letter to confirm receipt of stock order.

5.	Daily reports and analysis.

6.	Proration calculation and share allocation in the event of an oversubscription.

7.	Produce charter shareholder list.

8.	Interface with Transfer Agent for issuance of initial ownership statements.

9.	Refund and interest calculations.

10.	Notification of full/partial rejection of orders.

11.	Production of 1099/Debit tape.